Altra Reports Fourth-Quarter and Full Year 2015 Results, Provides 2016 Outlook
Delivered Strong Operating Cash Flows of $86.1 Million for the Year
Returned $32.2 Million to Shareholders Through Dividends and Stock Repurchases in 2015

BRAINTREE, Mass., February 17, 2016 - Altra Industrial Motion Corp. (Nasdaq:AIMC), a global manufacturer and marketer of electromechanical power transmission and motion control products, today announced unaudited financial results for the fourth quarter and year ended December 31, 2015.
Financial Highlights

•
Fourth-quarter 2015 net sales were $173.6 million, compared with $192.0 million in the fourth quarter of 2014, a decrease of 9.6%. The decrease in net sales was driven by an organic sales decline of 6.6% and the unfavorable impact from foreign exchange of 3.8%, partially offset by a 0.8% favorable impact from pricing.

•
Fourth-quarter gross margin increased 80 basis points to 31.2% from 30.4% a year ago despite the sales decline as a result of the success of the Company's margin improvement and strategic pricing initiatives.

•
Fourth-quarter net income was $6.1 million, or $0.23 per diluted share, compared with $9.1 million, or $0.34 per diluted share, in the fourth quarter of 2014. Non-GAAP net income in the fourth quarter 2015 was $9.3 million, or $0.36 per diluted share, compared with $11.2 million, or $0.42 per diluted share, a year ago.*

•	Strong cash flows from operations led to a record free cash flows of $63.2 million for the year.*

•
The Company purchased $3.0 million, or approximately 115,000 shares, of Altra stock during the fourth quarter under its $50 million repurchase program. Since the program's inception in May 2014, the Company has purchased approximately $34.9 million, or 1.2 million shares, under the program.

•	Altra announced the closure of its Changzhou, China facility during the fourth quarter which is expected to be completed during the first quarter of 2016.

•	Reconciliation of Non-GAAP Net Income*:

	Quarter Ended	Year to Date Ended	Quarter Ended	Year to Date Ended
	December 31, 2015		December 31, 2014
Net income attributable to Altra Industrial Motion Corp.	$6,107	$35,406	$9,059	$40,167

Restructuring costs	2,220	7,214	124	1,767
Amortization of inventory fair value adjustment	—	—	112	2,376
Write-off of deferred financing fees	500	500	—	—
Legal fees associated with pursuit of unfair trade remedy	430	430	—	—
European workers compensation claim	—	—	—	355
Supplier warranty provision	739	2,808	—	—
Non-cash impact of partial pension settlement	—	—	475	475
Acquisition related expenses	93	831	2,305	3,204
Tax impact of above adjustments	(775)	(3,143)	(902)	(2,450)
Tax impact of foreign reorganizations	$—	$(924)	$—	$3,758
Non-GAAP net income*	$9,314	$43,122	$11,173	$49,652
Non-GAAP diluted earnings per share*	$0.36	$1.64	$0.42	$1.83

In Thousands of Dollars, except per share amounts

•	Reconciliation of Non-GAAP Gross Profit*:

	Quarter Ended	Year to Date Ended	Quarter Ended	Year to Date Ended
	December 31, 2015		December 31, 2014
Gross Profit	$54,204	$228,463	$58,270	$248,869
Gross profit as a percent of net sales	31.2%	30.6%	30.4%	30.4%
Supplier warranty provision	739	2,808	—	—
Amortization of inventory fair value adjustment	—	—	112	2,376
Non-GAAP Gross Profit*	$54,943	$231,271	$58,382	$251,245
Non-GAAP Profit as a percent of net sales	31.6%	31.0%	30.4%	30.6%
In Thousands of Dollars, except per share amounts

Management Comments
“Amid a difficult economic environment, we were pleased with our operating performance during the fourth quarter,” said Carl Christenson, Altra’s Chairman and CEO. “We achieved an 80 basis point increase in gross margins during the quarter to 31.2% on a 9.6% decrease in sales due to lower raw material costs, outstanding control of other input costs and our successful pricing initiative. We also made expected progress on our facility consolidation efforts. We announced the closure of our Changzhou, China facility during the quarter and that closure is now essentially complete. Adjusted operating income increased 20 basis points during the quarter. As a result of our bottom-line performance, we generated record free cash flow during the year, allowing us to pay down $25 million on our credit facility and return $32.2 million to shareholders through the dividend and stock repurchase plan.”*

Business Outlook
“We expect the decline in global industrial demand to result in lower year-over-year sales in 2016. However, this affords us the opportunity to take aggressive action to improve our long term operating performance. We have accelerated our facility consolidation plans and we will have consolidated six sites by the end of the second quarter. In addition, we have expanded and accelerated our supply chain management efforts and are very excited about the results we are already seeing. While this is an extremely difficult environment regarding pricing we achieved our three year goal in just over 2 years and still believe that we have some additional, albeit more difficult, opportunity. Finally, we are really excited by our long term margin potential due to operating leverage when some of our distressed end markets rebound and the impact of the initiatives we are working on", concluded Christenson.

Altra is forecasting sales in the range of $700 to $720 million and non-GAAP diluted EPS in the range of $1.40 to $1.50 for 2016. This guidance is based on foreign exchange rates as of December 31, 2015, which may change. The Company expects its tax rate for the full year to be in the range of 29% to 31% before discrete items. Altra also expects capital expenditures in the range of $20 to $24 million and depreciation and amortization in the range of $30 to $32 million for 2016.*

The company will conduct an investor conference call to discuss its unaudited fourth quarter financial results on February 17, 2016 at 10:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 407-8293 domestically or (201) 689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the "Investor Relations" section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under presentations in the Investor Relations section. The charts will be available after earnings are released. A replay of the recorded conference call will be available at the conclusion of the call on February 17 through midnight on March 2, 2016. To listen to the replay, dial (877) 660-6853 domestically or (201) 612-7415 for international access (conference ID # 13629944). A webcast replay also will be available.

Altra Industrial Motion Corp.
Consolidated Statements of Income Data	Quarter Ended				Year to Date Ended
In Thousands of Dollars, except per share amount	December 31, 2015		December 31, 2014		December 31, 2015		December 31, 2014
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)

Net sales	$173,628		$191,961		$746,652		$819,817
Cost of sales	119,424		133,691		518,189		570,948
Gross profit	$54,204		$58,270		$228,463		$248,869
Gross profit as a percent of net sales	31.2%		30.4%		30.6%		30.4%
Selling, general & administrative expenses	33,484		38,643		139,217		156,471
Research and development expenses	4,312		3,803		17,818		15,522
Restructuring Charges	2,220		124		7,214		1,767
Income from operations	$14,188		$15,700		64,214		$75,109
Income from operations as a percent of net sales	8.2%		8.2%		8.6%		9.2%
Interest expense, net	3,306		3,003		12,164		11,994
Other non-operating (income) expense, net	357		(449)		963		(3)
Income before income taxes	$10,525		$13,146		$51,087		$63,118
Provision for income taxes	4,418		4,093		15,744		22,936
Income tax rate	42.0%		31.1%		30.8%		36.3%
Net income	6,107		9,053		35,343		40,182
Net loss (income) attributable to non-controlling interest	—		6		63		(15)
Net income attributable to Altra Industrial Motion Corp.	6,107		9,059		35,406		40,167

Weighted Average common shares outstanding
Basic	26,091		26,434		26,064		26,713
Diluted	26,091		26,764		26,109		27,403

Net income per share
Basic	$0.23		$0.34		$1.36		$1.50
Diluted	$0.23		$0.34		$1.36		$1.47

Reconciliation of Non-GAAP Income From Operations:

Income from operations	$14,188		$15,700		$64,214		$75,109

Restructuring costs	2,220		124		7,214		1,767
Amortization of inventory fair value adjustment	—		112		—		2,376
Legal fees associated with pursuit of unfair trade remedy	430		—		430		—
European workers compensation claim	—		—		—		355
Supplier warranty provision	739		—		2,808		—
Non-cash impact of partial pension settlement	—		475		—		475
Acquisition related expenses	93		2,305		831		3,204
Non-GAAP income from operations *	$17,670		$18,716		$75,497		$83,286

Reconciliation of Non-GAAP Net Income:

Net income attributable to Altra Industrial Motion Corp.	6,107		9,059		35,406		40,167

Restructuring costs	2,220		124		7,214		1,767
Amortization of inventory fair value adjustment	—		112		—		2,376
Write-off of deferred financing fees	500		—		500		—
Legal fees associated with pursuit of unfair trade remedy	430		—		430		—
European workers compensation claim	—		—		—		355
Supplier warranty provision	739		—		2,808		—
Non-cash impact of partial pension settlement	—		475		—		475
Acquisition related expenses	93		2,305		831		3,204
Tax impact of above adjustments, excluding capitalized acquisition costs and China asset impairments	(775)		(902)		(3,143)		(2,450)
Tax impact of foreign reorganizations	—		—		(924)		3,758
Non-GAAP net income *	$9,314		$11,173		$43,122		$49,652

Non-GAAP diluted earnings per share *	$0.36	(1)	$0.42	(2)	$1.64	(3)	$1.83	(4)

(1) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 30.0% by the above items
(2) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 29.9% by the above items
(3) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 25.4% by the above items
(4) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 30.4% by the above items

Consolidated Balance Sheets
In Thousands of Dollars	December 31, 2015	December 31, 2014
	(unaudited)
Assets:
Current Assets
Cash and cash equivalents	$50,320	$47,503
Trade receivables, net	94,720	106,458
Inventories	121,156	132,736
Deferred income taxes	—	—
Income tax receivable	5,146	6,247
Prepaid expenses and other current assets	11,217	8,617
Assets held for use	4,597	—
Total current assets	287,156	301,561
Property, plant and equipment, net	145,413	156,366
Intangible assets, net	96,069	110,730
Goodwill	97,309	102,087
Deferred income taxes	3,201	2,066
Other non-current assets, net	3,184	3,592
Total assets	$632,332	$676,402

Liabilities, non-controlling interest and stockholders' equity
Current liabilities
Accounts payable	$40,297	$44,298
Accrued payroll	22,312	23,254
Accruals and other current liabilities	34,990	33,591
Deferred income taxes	3,563	3,189
Income tax payable	—	—
Current portion of long-term debt	3,187	15,176
Total current liabilities	104,349	119,508
Long-term debt, less current portion and net of unaccreted discount	231,568	240,576
Deferred income taxes	44,185	45,185
Pension liabilities	8,328	9,993
Long-term taxes payable	647	629
Other long-term liabilities	688	869
Redeemable non-controlling interest	—	883
Total stockholders' equity	242,567	258,759
Total liabilities, redeemable non-controlling interest and stockholders' equity	$632,332	$676,402

Reconciliation to operating working capital:
Trade receivables, net	94,720	106,458
Inventories	121,156	132,736
Accounts payable	(40,297)	(44,298)
Operating working capital *	$175,579	$194,896

Consolidated Cash Flow Statement [1]	Year to Date Ended
In thousands of Dollars	December 31, 2015	December 31, 2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$35,343	$40,182
Adjustments to reconcile net income to net cash flows:
Depreciation	21,559	23,118
Amortization of intangible assets	8,562	9,019
Amortization of deferred financing costs	1,366	927
Loss on foreign currency, net	(395)	(157)
Amortization of inventory fair value adjustment	—	2,376
Accretion of debt discount, net	3,694	3,407
Loss on impairment / disposal of fixed assets	2,003	(92)
Provision for deferred taxes	(887)	2,712
Stock based compensation	4,004	3,101
Changes in assets and liabilities:
Trade receivables	7,223	(1,050)
Inventories	6,049	5,402
Accounts payable and accrued liabilities	2,816	(6,055)
Other current assets and liabilities	(3,343)	860
Other operating assets and liabilities	(1,895)	749
Net cash flows from operating activities	86,099	84,499
Cash flows from investing activities
Purchase of property, plant and equipment	(22,906)	(28,050)
Proceeds from sale of property	1,201	848
Acquisition of Guardian, net of $2.0 million cash received	—	(15,092)
Net cash flows from investing activities	(21,705)	(42,294)
Cash flows from financing activities
Payment of debt issuance costs	(1,006)	—
Payments on Term Loan Facility	(130,063)	(23,247)
Payments on Revolving Credit Facility	(51,998)	(9,190)
Dividend payments	(14,928)	(15,033)
Proceeds from equipment loan	1,043	2,870
Payment of equipment loans	(3,480)	(1,594)
Proceeds from mortgages	7,355	3,647
Borrowing under Revolving Credit Facility	157,036	8,000
Purchase of non-controlling interest in Lamiflex	(878)	—
Shares surrendered for tax withholding	(1,182)	(1,158)
Payments on mortgages and other	(384)	(642)
Purchases of common stock under share repurchase program	(17,298)	(17,618)
Net cash flows from financing activities	(55,783)	(53,965)
Effect of exchange rate changes on cash and cash equivalents	(5,794)	(4,341)
Net change in cash and cash equivalents	2,817	(16,101)
Cash and cash equivalents at beginning of year	47,503	63,604
Cash and cash equivalents at end of period	$50,320	$47,503

Reconciliation to free cash flow:
Net cash flows from operating activities	86,099	84,499
Purchase of property, plant and equipment	(22,906)	(28,050)

Free cash flow *	$63,193	$56,449
[1] Consolidated cash flow statement is subject to finalization

Altra Industrial Motion Corp.
Selected Segment Data	Quarter Ended		Year to Date Ended
In Thousands of Dollars, except per share amount	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales
Couplings Clutches & Brakes	$77,074	$97,456	$342,299	$396,089
Electromagnetic Clutches & Brakes	53,397	48,987	219,676	218,550
Gearing	44,653	47,150	192,252	212,628
Eliminations	(1,496)	(1,632)	(7,575)	(7,450)
Total	$173,628	$191,961	$746,652	$819,817

Income from operations
Couplings Clutches & Brakes	$9,078	$14,159	$38,750	$49,299
Electromagnetic Clutches & Brakes	5,341	3,822	21,634	22,014
Gearing	4,072	4,047	21,094	22,698
Restructuring	(2,220)	(124)	(7,214)	(1,767)
Corporate	(2,083)	(6,204)	(10,050)	(17,135)
Total	$14,188	$15,700	$64,214	$75,109

About Altra Industrial Motion Corp.
Altra Industrial Motion Corp., through its subsidiaries, is a leading global designer, producer and marketer of a wide range of electromechanical power transmission products. The Company brings together strong brands covering over 40 product lines with production facilities in 12 countries. Altra's leading brands include Ameridrives Couplings, Bauer Gear Motor, Bibby Turboflex, Boston Gear, Delroyd Worm Gear, Formsprag Clutch, Guardian Couplings, Huco, Industrial Clutch, Inertia Dynamics, Kilian Manufacturing, Lamiflex Couplings, Marland Clutch, Matrix, Nuttall Gear, Stieber Clutch, Svendborg Brakes, TB Wood's, Twiflex, Warner Electric, Warner Linear, and Wichita Clutch.
The Altra Industrial Motion Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4038.
* Discussion of Non-GAAP Financial Measures
As used in this release and the accompanying slides posted on the Company's website, non-GAAP diluted earnings per share, non-GAAP income from operations and non-GAAP net income are each calculated using either net income or income from operations that excludes acquisition related costs, restructuring costs, and other income or charges that management does not consider to be directly related to the Company's core operating performance. Non-GAAP gross profit is calculated using gross profit that excludes income or charges that management does not consider to be directly related to the Company's core operating performance. Non-GAAP diluted earnings per share is calculated by dividing non-GAAP net income by GAAP weighted average shares outstanding (diluted). Non-

GAAP free cash flow is calculated by deducting purchases of property, plant and equipment from net cash flows from operating activities. Non-GAAP operating working capital is calculated by deducting accounts payable from net trade receivables plus inventories.
Altra believes that the presentation of non-GAAP net income, non-GAAP income from operations, non-GAAP gross profit, non-GAAP diluted earnings per share, non-GAAP free cash flow and non-GAAP operating working capital provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations.

Forward-Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as "believes," "expects," "potential," "continues," "may," "should," "seeks," "predicts," "anticipates," "intends," "projects," "estimates," "plans," "could," "designed", "should be," "forecasts" and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management's current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, those relating to the Company's progress on corporate initiatives, the Company's views and assessment of economic conditions, foreign currency trends, end market conditions and industrial demand, the Company’s progress on executing its supply chain management, the Company’s progress on implementing profit improvement initiatives, including product pricing, the Company's progress and future plans on implementing and pursuing consolidation and cost reduction activities, the impact and timing of the Company's Business Simplification Plan and other potential cost management and restructuring activities on earnings, margins and shareholder value, the Company's unaudited 2015 financial information, and the Company's guidance for full year 2016.

In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) risks associated with compliance with environmental laws, (14) the ability to successfully execute, manage and integrate key acquisitions and mergers, (15) failure to obtain or protect intellectual property rights, (16) risks associated with impairment of goodwill or intangibles assets, (17) failure of operating equipment or information technology infrastructure, (18) risks associated with our debt leverage and operating covenants under our debt instruments, (19) risks associated with restrictions contained in our Convertible Notes and Credit Facility, (20) risks associated with compliance with tax laws, (21) risks associated with the global recession and volatility and disruption in the global financial markets, (22) risks associated with implementation of our ERP system, (23) risks associated with the

Svendborg and Guardian acquisitions and integration and other acquisitions, (24) risks associated with the Company's investment in a manufacturing facility in China, (25) risks associated with certain minimum purchase agreements we have with suppliers, (26) risks associated with our exposure to variable interest rates and foreign currency exchange rates, (27) risks associated with interest rate swap contracts, (28) risks associated with the potential dilution of our common stock as a result of our convertible notes, (29) risks associated with our exposure to renewable energy markets, (30) risks related to regulations regarding conflict minerals, (31) risks related to restructuring and plant consolidations, and (32) other risks, uncertainties and other factors described in the Company's quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company's other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Industrial Motion Corp. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
CONTACT:

Altra Industrial Motion Corp.
Christian Storch, Chief Financial Officer
781-917-0541
Christian.storch@altramotion.com